Exhibit 99.1

Press Release

CENCORA ANNOUNCES COMMON SHARE REPURCHASE FROM WALGREENS BOOTS ALLIANCE

CONSHOHOCKEN, PA, February 6, 2025 — Cencora, Inc. (NYSE: COR) today announced that it has agreed to repurchase shares of its common stock from Walgreens Boots Alliance Holdings LLC in the amount of approximately $50 million in concurrence with Walgreens Boots Alliance’s sale of Cencora shares pursuant to Rule 144 under the Securities Act of 1933, as amended.

Cencora intends to repurchase shares from Walgreens Boots Alliance at the price per share equal to the price in the Rule 144 sale. The concurrent share repurchase will be made under Cencora’s share repurchase program and the repurchased shares will be held in treasury.

The sale of Cencora shares by Walgreens Boots Alliance is occurring simultaneously with the early settlement of certain previously disclosed variable prepaid forward sale contracts with financial institutions and the return of certain Cencora shares pledged to the financial institutions as security for those contracts. Walgreens Boots Alliance’s remaining ownership of Cencora’s common stock continues to be pledged to financial institutions to secure its obligations under other existing variable prepaid forward sale contracts.

About Cencora

Cencora is a leading global pharmaceutical solutions organization centered on improving the lives of people and animals around the world. We partner with pharmaceutical innovators across the value chain to facilitate and optimize market access to therapies. Care providers depend on us for the secure, reliable delivery of pharmaceuticals, healthcare products, and solutions. Our 46,000+ worldwide team members contribute to positive health outcomes through the power of our purpose: We are united in our responsibility to create healthier futures. Cencora is ranked #10 on the Fortune 500 and #18 on the Global Fortune 500 with more than $290 billion in annual revenue.

Contacts:	Bennett S. Murphy
Senior Vice President, Head of Investor Relations & Treasury
610-727-3693
Bennett.Murphy@cencora.com